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                                                                    EXHIBIT 23.1

                    INDEPENDENT AUDITORS' REPORT AND CONSENT


The Board of Directors
Komag, Incorporated:

       The audit referred to in our report dated January 22, 2002, except as to
Note 21 which is as of June 30, 2002, included the related financial statement schedule as of December 30, 2001, and for the year then ended. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

       We consent to the use of our reports included herein, and to the reference to our firm under the heading "Experts" in the Prospectus.

       Our report dated January 22, 2002, except as to Note 21 which is as of June 30, 2002, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about the Company's ability to continue as a going concern. In addition, Komag, Incorporated filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the Code) in the United States Bankruptcy Court on August 24, 2001, and reorganized under the provisions of the Code effective June 30, 2002. The accompanying consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of these uncertainties.

       (signed) KPMG LLP

       Mountain View, California

       August 26, 2002